Exhibit 99.1

Contact: Kevin C. Coleman (610) 889-5247

AMETEK COMPLETES AGREEMENT ON PRIVATE PLACEMENT OF $700 MILLION IN SENIOR

NOTES

Berwyn, PA., October 1, 2014 — AMETEK, Inc. (NYSE: AME) announced that it has entered into an agreement to sell $700 million in Senior Notes in a private placement with institutional investors at a weighted average interest rate of 3.88%.

There are three funding dates for the Senior Notes. The first funding occurred on September 30, 2014 for $500 million, consisting of $300 million in aggregate principal amount of 3.73% Senior Notes due September 2024, $100 million of 3.83% Senior Notes due September 2026, and $100 million of 3.98% Senior Notes due September 2029. The second funding date will be June 15, 2015 for $50 million in aggregate principal amount of 3.91% Senior Notes due June 2025. The third funding date will be August 14, 2015 for $150 million, consisting of $100 million in aggregate principal amount of 3.96% Senior Notes due August 2025 and $50 million of 4.45% Senior Notes due August 2035.

The Senior Notes have not been registered, and will not be registered, under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

#         #         #